Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-18643, 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, 333-150142, 333-166981, 333-205935 and 333-279179 on Form S-8, and Registration Statement No. 333-227309 on Form S-3 of our reports dated February 20, 2025, relating to the consolidated financial statements of IDEX Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 20, 2025